Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") made this 16th day of April, 2009, by and between Teltronics, Inc., a Delaware corporation with its principal office at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 ("Company"), and Duncan Anderson, an individual residing at 940 Contento Circle, Sarasota, Florida 34232   ("Employee").

W I T N E S S E T H :
WHEREAS, Employee was previously employed as Managing Director of Teltronics Europe since August 13, 2001 and that the Employee and the Company wish to transfer him to Teltronics, Inc. with continuity of Employment; and
WHEREAS, the Company desires to obtain Employee's abilities and efforts in contributing to the Company's growth and success; and
WHEREAS, Employee desires to accept employment with the Company and the Company desires to employ the Employee.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.           Term of Employment
(a)           Subject to the terms and conditions of this Agreement, the Company hereby employs, and Employee hereby accepts employment with the Company for a period of two (2) years commencing on the date of this Agreement which will be renewable for an additional two (2) year period unless either Employee or

Company sends notice of non-renewal to the other at least thirty (30) days prior to the expiration date of the term or renewal term, unless the term or any renewal term is earlier terminated as hereinafter provided.
(b)           Notwithstanding paragraph 1(a) above, this Agreement shall terminate prior to the stated expiration date upon the occurrence of any of the events described in paragraph 4(a) of this Agreement.
2.           Duties of Employee
(a)           During the term of this Agreement, Employee shall serve the Company full time and devote to the Company his full and exclusive time, attention and energies as Senior Vice President, Sales and Marketing of the Company, with primary responsibility as part of the Company’s Senior Management for all of the  management aspects of the Company's North American Sales and worldwide Marketing (“Core Responsibilities”) and shall perform such other duties relative to his employment and discharge such responsibilities as shall be assigned to him by the Company, in a faithful manner and to the best of his ability.  Employee agrees that during the term of this Agreement, he shall not serve without prior written authorization as a director, officer, stockholder, proprietor, employee, joint venture, consultant, investor, participant, or otherwise, in any other business.  The foregoing shall not preclude the Employee from devoting reasonable time to civic, cultural and charitable affairs.
(b)           The Board of Directors of the Company reserves to itself the right from time to time to designate the officers of the Company and to assign the duties and responsibilities of the employees and officers of the Company, including without limitation, the office, if any, held by Employee.  In this regard, the Board or Directors may from time to time assign additional duties to Employee, and may from time to time assign to other employees or officers of the Company duties now discharged by Employee provided, if the Company removes any of Employee’s Core Responsibilities and Employee is not promoted, the such action shall be deemed a termination under 4 (a) (iv).
3.           Compensation and Benefits
(a)           Subject to withholding and social security taxes and all other required deductions, the compensation to be paid during the term of this Agreement by the Company for the services performed by Employee shall be a salary of $150,000 per annum, payable in equal bi-weekly equal instalments ("Salary"). Such compensation shall be reviewed with Employee annually and adjustments shall be made to the compensation based on the Employee’s annual performance review. In addition, Employee shall be eligible to participate in any performance based incentive compensation plan which may be established by the Company after Business Plans and Budgets are finalized under which incentive compensation will be determined from the net income of the Company if mutually acceptable results are attained by Employee.
In addition Employee will be eligible for a “Commission Plan” based on the sales revenue of products sold in North America.
(b)           Employee shall be eligible for five weeks of vacation per year.
(c)           Employee shall be eligible to participate under and in accordance with any and all health or medical benefit, 401(k) Savings Plan, and life insurance plans which the Company now or hereafter may provide to its salaried employees.  The plans currently provide for the following:
(i)           Health, dental, and flexible spending effective October 1, 2008 subject to any conditions and/or exclusions required by the insurer of the benefits.
(ii)           Group life insurance policy death benefit effective October 1, 2008 of $50,000 at the cost of the Company with the option at Employee's cost to increase the benefit (subject to approval by the insurer) to an amount equal to five (5) times Employee's Salary, not to exceed $500,000.
(iii)           Participation in the Company administered 401(k) Savings Plan effective October 1, 2008.
(d)           The Company shall reimburse Employee for reasonable expenses, including, without limitation, business travel and entertainment expenses.
(e)           Automobile allowance of four hundred dollars ($400.00) per month ($184.62 bi-weekly).
(g)           In addition to the above, Employee shall be eligible to receive options covering 100,000 shares of the Company's common stock under, in accordance with and subject to the terms of the Teltronics Incentive Stock Option Plan, as amended from time to time in 2001 and may be considered for additional options based on performance of the Employee.
4.           Termination
(a)           This Agreement and all rights of Employee under this Agreement shall terminate upon any of the following events:
(i)           Resignation and/or discontinuance of services by the Employee whether by death, mental or physical disability or otherwise;
(ii)           Notice of termination sent to the Employee by the Company at any time for malfeasance, misconduct, wilful disobedience to the directives of the Company, or failure to perform any of the terms and conditions of Sections 5, 6 and 7 of this Agreement; or
(iii)           Notice of termination sent to the Employee by the Company at any time for failure to adequately perform, in the Company's judgment, the services, duties and responsibilities assigned to Employee by the Company, whether or not such failure is intentional.

                    (iv)           Notice of termination sent to the Employee by the Company at any time without cause.
(b)           In the event of termination under subparagraphs 4(a) (i) or 4(a) (ii) and 4(a) (iii) of this Agreement, the compensation payable under paragraph 3(a) of this Agreement shall immediately cease and be pro-rated as of the date of termination.  All other rights and benefits of Employee shall immediately cease as of the date of termination.
(c)           In the event of termination under subparagraph 4(a) (iv) of this Agreement, Employee shall continue to receive Salary payable under subparagraph 3(a) of this Agreement for a period of twelve (12) months paid bi-weekly.  The Employer will also cover health insurance benefits for the Employee and his family for a period of twelve (12) months. All other rights and benefits of Employee shall immediately cease as of the date of termination.    The twelve (12) month salary continuation described in this paragraph 4(c) is subject to Employee’s agreement and representation to the Company that if Employee should elect to resign, Employee shall provide not less than ninety (90) days prior notice or notice mutually agreed upon by Employer and Employee if Employee voluntarily resigns under Section 4 (a) (i) .
5.           Disclosure and Assignment of Intellectual Property
(a)           Employee agrees that any Intellectual Property (as hereinafter defined) that he, alone or with others, may conceive, develop, make or perfect, in whole or in part, during the term of this Agreement and with respect to Intellectual Property arising out of Employee's employment hereunder for a period of six (6) months after any termination of his employment, which relate to the Company's business, or that he, alone or with others, may conceive, develop, make or perfect, in whole or in part, in the performance of the duties of his employment by the Company, shall be promptly and fully disclosed in writing by the Employee to the Company.

All of the right, title and interest in and to any Intellectual Property shall be and hereby is assigned exclusively to the Company or its nominee regardless of whether or not the conception, development, marketing or perfection of such Intellectual Property involved the use of the Company's time, facilities or materials and regardless of where such Intellectual Property may be conceived, made or perfected, and shall become the sole property of the Company or its nominee.  For purposes hereof, the term "Intellectual Property" shall mean inventions, discoveries, ideas, concepts, systems, works, trade secrets, know-how, intellectual property, software, software protocols, software documentation, products, processes or improvements or modifications of current products, processes or designs, or methods of software development, manufacture, distribution, management or otherwise (whether or not covered by or able to be covered by a patent or copyright) which relate to the business of the Company and/or its affiliates.
(b)           The Employee agrees to execute and deliver all documents and do all acts which the Company shall deem necessary or desirable to secure to the Company or its nominee the entire right, title and interest in and to applications for any United States and/or Foreign Letters Patent or Certificates of Copyright Registration in the name of or for the benefit of the Company or, in the discretion of the Company, in the Employee's name, which patents and copyrights shall then be assigned by the Employee to the Company.  Any document described above which is prepared and filed pursuant to this paragraph, shall be so prepared and filed at the Company's expense.  Employee and the Company agree that wherever and whenever possible, any such document shall be in the name of and executed by the Company but if it is necessary for such document to be in the name of and executed by the Employee and the Employee is unwilling or unable to execute such document, the Employee hereby irrevocably appoints the President of the Company, or his successor, as his attorney-in-fact, with authority to execute for him and on his behalf, any and all assignments, patent or copyright applications, or other instruments and documents pursuant to subparagraph 5(a) above.
(c)           The Company shall have no obligation to use, attempt to protect by application for Letters Patent or Certificates of Copyright Registration or promote any of the Intellectual Property; provided, however, that the Company, in its sole discretion, may (in addition to the compensation described in paragraph 3(f) above) reward the Employee for any especially meritorious contributions in any manner it deems appropriate or may provide the Employee with full or partial releases as to any subject matter contributed by the Employee in which the Company is not interested.
6.           Covenant Not to Disclose Confidential Information
The Employee acknowledges that during the course of his employment with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined).  The Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular will not permit any Confidential Information to be read, duplicated or copied except as necessary to perform his duties hereunder.  Any copies of Confidential Information authorized hereunder shall also be Confidential Information.  The Employee will return to the Company all Confidential Information in the Employee's possession or under the Employee's control, when the duties of Employee no longer required the Employee's possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee's relationship with the Company is terminated for any reason and will not retain any copies thereof.  For purposes hereof, the term "Confidential Information" shall mean any information or data used by or relating to the Company and/or its affiliates that is not known generally to the industry in which the Company and/or its affiliates are or may be engaged including, without limitation, any and all trade secrets, confidential or proprietary data or information relating to their business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, or data which the Company advises the Employee should be treated as Confidential Information.
7.           Non-Solicitation
Employee agrees that during his employment by the Company and for a period of one (1) year after the termination of Employee's employment by the Company for any reason, Employee will not directly or indirectly:
(a)           solicit or divert or attempt to solicit or divert the business of any clients or customers or accounts, or potential clients, customers or accounts, of the Company and/or its affiliates.
(b)           entice or induce or in any manner influence, or attempt to entice, induce or in any manner influence, any person who is or shall be in the employ of or providing services to the Company and/or its affiliates to leave such employ or discontinue services to them for the purpose of engaging in a business which may be in competition with their business.
In the event of a breach or threatened breach by Employee of the provisions of this paragraph 7, the Company shall be entitled to specific performance of this paragraph and an injunction restraining Employee from so soliciting customers, clients, accounts, employees, funding sources or contractors of the Company.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including recovery of damages from Employee.
8.           Notices
All notices by any party to the other party hereunder shall be in writing and shall be deemed received when delivered personally, or sent by registered or certified mail, return receipt requested, addressed to the other party as follows, or at such other place as the other party may from time to time designate by written notice:

If to the Company:               Attn:  President
Teltronics, Inc.
2150 Whitfield Industrial Way
Sarasota, Florida  34243

If to Employee:                     Duncan Anderson

9.           General
(a)           This Agreement shall constitute the entire agreement of Employee and the Company as to subject matter of this Agreement and shall supersede any and all prior agreements and understandings, whether oral or in writing.
(b)           This Agreement shall be binding upon Employee and the Company, and shall be governed and construed in accordance with the laws of the State of Florida.
(c)           The headings in this Agreement are included only for convenience of reference and shall not affect the construction of this Agreement.
(d)           This Agreement may not be modified or amended orally or by course of conduct, but rather may be modified or amended only by a writing duly executed by each of Employee and the Company.

(e)           This Agreement is an agreement for personal services and the rights, obligations, duties and interest of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.
(f)           No waiver at any time of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at that time or a waiver of that or any other provision at any other time.
(g)           The prevailing party in any litigation shall be entitled to recover from the non prevailing party all of its fees and costs, including attorneys fees and expects fees and costs through all phases of litigation including collection, in addition to any other remedy.
IN WITNESS WHEREOF, the Employee and the Company have duly executed this Agreement the day and year first above written.

Teltronics, Inc.

By:	/s/ Ewen R. Cameron
Ewen R. Cameron, President

By:	/s/ Duncan Anderson
Duncan Anderson, Employee